Exhibit (a)(1)

                              CERTIFICATE OF TRUST
                                       OF
                               NAKOMA MUTUAL FUNDS


     This Certificate of Trust of Nakoma Mutual Funds, a statutory trust (the "Trust"), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C.
section 3801 et seq.) (the "Act"), sets forth the following:

     FIRST: The name of the statutory trust formed hereby is Nakoma Mutual
Funds.

     SECOND: The address of the registered office of the Trust in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of the Trust's registered agent at such address is Corporation Service Company.

     THIRD: The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C.
section 80a-1 et seq.).

     FOURTH: Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     IN WITNESS WHEREOF, the undersigned, being the sole trustees of the Trust, have duly executed this Certificate of Trust as of the 7th day of March, 2006.




                                                          /s/ Daniel Pickett
                                                          ---------------------
                                                          Daniel Pickett